FOR IMMEDIATE RELEASE:	NEWS
October 17, 2007	OTCBB: RNCH

Rancher Energy Corp. Completes $12 Million Debt Financing

Funding Will Support Waterflood Activities on Three Powder River Basin Fields as a Prelude to Implementing CO2 Enhanced Oil Recovery Program

DENVER, Colorado - Rancher Energy Corp. (OTCBB: RNCH), which is using enhanced recovery techniques on historically productive oil fields in the Powder River Basin, today announced it has closed a $12 million debt financing with GasRock Capital LLC, a leading provider of growth capital to exploration and production companies. Rancher Energy will use the funds primarily to focus on waterflood activities on the Company’s three fields.

John Works, president & CEO, said, “This financing will support our near term plans for further increasing production on our Cole Creek South and South Glenrock B fields by enhancing current waterflood activities and preparing for waterflood operations on our Big Muddy field. We intend to raise additional financing to initiate waterflood operations on the Big Muddy field as a prelude to implementing our CO2 enhanced oil recovery development program that eventually will include all three fields.”

The $12 million financing consists of a senior secured single advance term loan at an annual interest rate of 12% or one-month LIBOR plus 600 basis points, whichever is greater. The term of the loan is either one year or upon repayment of all outstanding interest and principal. There is no prepayment penalty. Interest is payable monthly, and Rancher Energy will maintain a cash account equal to or exceeding three month’s interest. Additionally, GasRock will have a 2% overriding royalty interest (ORRI) in all current Rancher Energy leases as well as any additional leases acquired by the Company during the term of the loan, although Rancher retains the right to buy back one half of that ORRI at or before final maturity. For additional details on the financing, please refer to the loan agreements filed on Form 8K with the SEC.

About Rancher Energy Corp.
Rancher Energy is an innovative oil & gas exploration & development company with a targeted strategy to reinvigorate older, historically productive oil fields in the hydrocarbon-rich Rocky Mountain region of the United States. Using waterflood injection and CO2 flooding, coupled with other leading edge hydrocarbon recovery techniques such as 3-D seismic data and directional drilling, Rancher Energy expects to extract proven in-place oil that remains behind in mature fields. Rising energy demand and strong oil & gas prices combined with advances in oil recovery have made this strategy profitable. Rancher Energy is taking advantage of this convergence by acquiring low risk, high quality, historically productive plays with under-exploited reserves and developing customized enhanced recovery strategies to maximize production.

About GasRock
GasRock Capital LLC is the investment arm of Weisser, Johnson & Co. specializing in direct mezzanine debt and project equity investments in high-growth energy companies. The Houston-based fund invests in oil & gas development drilling and midstream natural gas energy projects in sizes ranging between $5 million and $100 million, or larger. GasRock was founded in June 2005 and has facilities in place exceeding $450 million.

Forward-Looking Statements
This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the Company's ability to obtain financing to construct pipeline and other infrastructure and for other operational and working capital purposes, the uncertainty of recovery factors for the enhanced oil recovery projects, the volatility of oil prices, general economic and business conditions, the ability to complete its registration statement, and other factors over which the Company has little or no control. The Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

Contacts:

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044

John Works
Chief Executive Officer
Rancher Energy Corp.
303-629-1125